MDU Resources Reports 2016 Earnings, Initiates Guidance for 2017

BISMARCK, N.D. - Feb. 1, 2017 - MDU Resources Group, Inc. (NYSE: MDU) today reported 2016 earnings from continuing operations of $232.4 million, or $1.19 per share, compared to 2015 earnings from continuing operations of $175.7 million, or 90 cents per share. In the fourth quarter of 2016, earnings from continuing operations were $66.3 million, or 33 cents per share, compared to $55.7 million, or 29 cents per share, in 2015.

Including discontinued operations, primarily the exploration and production and refining businesses, MDU Resources reported 2016 earnings of $63.7 million, or 33 cents per share, compared to a loss of $623.1 million, or $3.20 per share, in 2015. In the fourth quarter of 2016, earnings including discontinued operations were $65.5 million, or 33 cents per share, compared to fourth quarter 2015’s earnings of $52.4 million, or 27 cents per share.

Highlights include:

•	Total construction materials and services earnings of $136.6 million, an increase of 21 percent.

◦	Construction materials reported record earnings and record year-end backlog.

◦	Construction services earnings increased 43 percent.

•	Total regulated energy delivery earnings of $92.7 million, an increase of 27 percent.

◦	Electric and natural gas utility earnings increased 16 percent.

◦	Pipeline and midstream business experienced a 59 percent increase in natural gas storage levels.

•	Completion of strategic exit of commodity price-sensitive businesses.

•	Initiated 2017 earnings per share guidance in the range of $1.10 to $1.25.

“We are building a strong America and have solid momentum going into 2017,” said David L. Goodin, president and CEO of MDU Resources. “We successfully completed several strategic moves, including fully exiting from our exploration and production business, the refining business and, more recently, our interest in the Pronghorn natural gas processing plant, which have lowered our business risk profile and positioned us for future growth.

“Our continuing operations increased earnings per share by 32 percent in 2016, led by record results at our construction materials business,” Goodin said. “As we move into 2017, we expect to build on our momentum through organic growth opportunities, and we are open to strategic acquisitions as they are identified by our construction materials and services and regulated energy delivery businesses. We previously announced our five-year, $1.9 billion capital plan with an additional $300 million available in 2017 and 2018 for high-value projects.

“Also in 2017, our construction materials business anticipates more projects being bid from the FAST (Fixing America’s Surface Transportation) Act, and our construction services business is focused on projects with strong margins. Our utility operations continue to pursue regulatory recovery for costs associated with serving steady customer growth. Our pipeline and midstream business also continues to work on projects to serve customer growth with added capacity and improved reliability, like the Valley Expansion pipeline in eastern North Dakota and far western Minnesota that’s expected to be under construction in early 2018,” Goodin said.

Business Unit Results
Construction Materials and Services
The construction materials business reported record earnings of $102.7 million for 2016, up 15 percent from record earnings of $89.1 million in 2015. This business saw higher construction margins and demand in all regions except the North Central, where activity was down in North Dakota. This business benefited from a $6.7 million (after tax) reduction to a previously recorded multiemployer pension plan withdrawal liability; while 2015 earnings reflect an increase to a multiemployer pension plan withdrawal liability of $1.5 million (after tax). In addition, asphalt and aggregate volumes and margins increased. Construction materials had record year-end backlog of $538 million, which is 10 percent higher than the previous record year-end backlog of $491 million set in 2015.

Earnings at the construction services business were $33.9 million, up 43 percent from $23.8 million in 2015 on 16 percent revenue growth. The increase was driven mainly by higher construction workloads and margins in the Western Region. In the fourth quarter, this business completed the sale of one of the largest community solar projects in the United States, on which it provided turnkey engineering, procurement and construction. This business ended 2016 with backlog of $475 million, down slightly from $493 million in 2015, but sees a strong bidding environment in 2017.

Regulated Energy Delivery
The electric and natural gas utility reported earnings of $69.3 million for 2016, up 16 percent compared to $59.5 million in 2015. The increase was driven mainly by cost recovery through regulatory relief. Customer growth and colder weather in certain regions also resulted in 4 percent higher natural gas retail sales volumes. The utility’s customer base grew 1.6 percent in 2016 to approximately 1.07 million customers, and it expects its customer base to continue to grow at a rate of 1 to 2 percent annually. The utility continues to seek regulatory recovery for costs associated with upgrading and expanding facilities to meet customer demand. Regulatory activity has resulted in $32.7 million in increases to final rates in 2016 and 2017 to date, including an electric rate increase of $2.7 million approved Jan. 18, 2017, by the Wyoming Public Service Commission that will take effect March 1.

2016 earnings at the pipeline and midstream business were $23.4 million, compared to earnings of $13.3 million in 2015. Higher customer utilization of natural gas storage services, which increased 59 percent in 2016, led to a slight increase in earnings even though this business recorded a $1.4 million (after tax) impairment in 2016 and a $10.6 million (after tax) impairment in 2015 associated with the sale of certain non-strategic assets. On Jan. 1, this business closed on the previously announced sale of its 50 percent non-operating ownership interest in the Pronghorn natural gas processing plant in North Dakota and the company received proceeds of approximately $100 million.

Discontinued Operations
The results of the company’s former exploration and production and refining businesses have been reported as discontinued operations. The company has included in the “other” category any continuing results from these businesses, such as general and administrative and interest expenses. These expenses are expected to diminish over time, with an estimated impact of 1 cent per share in 2017.

2017 Earnings Guidance
MDU Resources has initiated 2017 earnings per share guidance in the range of $1.10 to $1.25.

“This range reflects what we know today about our company’s operating conditions,” Goodin said. “While we are optimistic about what we anticipate will be positive impacts from potential tax reform, incremental infrastructure spending and regulatory changes proposed by our country’s new administration, these opportunities will be evaluated by our management team when they are enacted.”

Conference Call
The company will host a webcast at 10 a.m. EST Feb. 2 to discuss 2016 earnings results and 2017 guidance. The event can be accessed at www.mdu.com. Webcast and audio replays will be available. The dial-in number for audio replay, available through Feb. 16, is 855-859-2056, or 404-537-3406 for international callers, conference ID 33818055.

About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 index and the S&P High-Yield Dividend Aristocrats index, is Building a Strong America® by providing essential products and services through its regulated energy delivery and construction materials and services businesses. For more information about MDU Resources, see the company’s website at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Contacts
Financial: Doran Schwartz, vice president and chief financial officer, 701-530-1750
Media: Laura Lueder, manager of communications and public relations, 701-530-1095

Performance Summary and Future Outlook

The following information highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted points are “forward-looking statements.” There is no assurance that the company’s projections, including estimates for growth and changes in earnings, will in fact be achieved. Please refer to assumptions contained in this section, as well as the various important factors listed at the end of this document under the heading “Risk Factors and Cautionary Statements that May Affect Future Results.” Changes in such assumptions and factors could cause actual future results to differ materially from growth and earnings projections.
GAAP Earnings

Business Line	Fourth Quarter 2016 Earnings	Fourth Quarter 2015 Earnings	2016 Earnings	2015 Earnings
	(In millions)
Construction materials and services	$27.6	$22.0	$136.6	$112.9
Regulated energy delivery	37.7	35.6	92.7	72.8
Other and eliminations*	1.0	(1.9)	3.1	(10.0)
Earnings from continuing operations	66.3	55.7	232.4	175.7
Loss from discontinued operations, net of tax	(.8)	(17.5)	(300.4)	(834.1)
Loss from discontinued operations attributable to noncontrolling interest	—	(14.2)	(131.7)	(35.3)
Earnings (loss) on common stock	$65.5	$52.4	$63.7	$(623.1)
Earnings (loss) per share:
Earnings from continuing operations	$.33	$.29	$1.19	$.90
Discontinued operations attributable to the company, net of tax	—	(.02)	(.86)	(4.10)
Earnings (loss) per share	$.33	$.27	$.33	$(3.20)
* Includes eliminations for the presentation of income tax adjustments between continuing and discontinued operations.

On a consolidated basis, the following information highlights the key growth strategies, projections and certain assumptions for the company:

•	Earnings per share for 2017 are projected to be in the range of $1.10 to $1.25.

•	The company's long-term compound annual growth goal on earnings per share is 5 to 8 percent.

•	The company continually seeks opportunities to expand through organic growth opportunities and strategic acquisitions.

•	Capital expenditures for 2016 and estimated capital expenditures for 2017 through 2021 are noted in the following table:

Capital Expenditures
Business Line	2016 Actual	2017 Estimated	2018 Estimated	2019 Estimated	2017 - 2021 Total Estimated
			(In millions)
Construction materials and services
Construction materials and contracting	$38	$43	$55	$46	$236
Construction services	60	9	9	10	49
	98	52	64	56	285
Regulated energy delivery
Electric	111	142	140	110	589
Natural gas distribution	126	135	134	147	659
Pipeline and midstream	35	41	57	120	387
	272	318	331	377	1,635
Other	2	3	2	2	11
Additional growth capital	—	150	150	—	300
Net proceeds and other*	(57)	(107)	(6)	(6)	(133)
Total capital expenditures	$315	$416	$541	$429	$2,098

* Excludes capital expenditures for discontinued operations and sale proceeds for the exploration and production and refining businesses.

Capital expenditures for 2017 through 2021 include line-of-sight opportunities at the company's business units as well as additional growth capital. This additional capital is not allocated to a specific business unit and will be invested based on the risk-adjusted return potential of opportunities that are identified by the company's business development teams.

Based on the current level of capital expenditures and other key assumptions in the 2017 financial forecast, the company is not planning to issue equity this year. Estimated operating cash flows from operations are $425 million to $475 million in 2017.

Construction Materials and Services
Construction Materials and Contracting
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(Dollars in millions)
Operating revenues	$398.3	$426.3	$1,874.3	$1,904.3
Operating expenses:
Operation and maintenance	352.0	385.8	1,595.4	1,652.3
Depreciation, depletion and amortization	14.1	16.9	58.4	65.9
Taxes, other than income	8.1	7.9	41.8	40.1
	374.2	410.6	1,695.6	1,758.3
Operating income	24.1	15.7	178.7	146.0
Earnings	$13.9	$14.8	$102.7	$89.1
Sales (000's):
Aggregates (tons)	6,299	6,213	27,580	26,959
Asphalt (tons)	1,244	1,238	7,203	6,705
Ready-mixed concrete (cubic yards)	815	869	3,655	3,592

Construction Services
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(In millions)
Operating revenues	$250.5	$238.5	$1,073.3	$926.4
Operating expenses:
Operation and maintenance	215.2	214.5	965.3	838.5
Depreciation, depletion and amortization	3.9	3.5	15.3	13.4
Taxes, other than income	9.3	7.1	39.0	31.1
	228.4	225.1	1,019.6	883.0
Operating income	22.1	13.4	53.7	43.4
Earnings	$13.7	$7.2	$33.9	$23.8

The combined construction materials and services businesses reported earnings of $136.6 million for 2016, compared to $112.9 million in 2015. The increase in earnings reflects higher construction workloads and margins in the Western Region at the services business. Also contributing to the increase were higher construction margins and workloads; a $6.7 million (after tax) reduction to a previously recorded multiemployer pension plan withdrawal liability, while 2015 earnings reflect an increase to a multiemployer pension plan withdrawal liability of $1.5 million (after tax); and higher asphalt and aggregate volumes and margins at the materials business. These increases were partially offset by higher income taxes at the materials business and lower equipment sales and rental margins at the services business.

Fourth quarter earnings for the combined construction materials and services businesses were $27.6 million, compared to $22.0 million in 2015. The increase in earnings reflects higher construction workloads and margins in the Western Region at the services business, a $6.7 million (after tax) reduction to a previously recorded multiemployer pension plan withdrawal liability in 2016 at the material business, as well as higher aggregate volumes and margins. These increases were partially offset by higher income taxes, lower ready-mixed concrete volumes and margins and lower other product line margins at the materials business.

The following information highlights the key growth strategies, projections and certain assumptions for the construction segments:

•	The construction materials work backlog at Dec. 31 was $538 million, compared to $491 million a year ago.

•
The construction services work backlog at 2016 year-end was $475 million, compared to $493 million a year ago. The construction services backlog includes transmission, distribution, substation, industrial, petrochemical, high technology, solar energy renewables, research and development, higher education, government, transportation, health care, hospitality, gaming, commercial, institutional and service work.

•
Projected revenues included in the company's 2017 earnings guidance are in the range of $1.85 billion to $1.95 billion for construction materials and $1.0 billion to $1.1 billion for construction services.

•	The company anticipates margins in 2017 to be slightly higher at construction materials compared to 2016 and construction services' 2017 margins are expected to be comparable to 2016.

•	In December 2015, a $305 billion, five-year federal highway bill was passed for funding of transportation infrastructure projects that are a key part of the construction materials market.

•
The construction services business continues to pursue opportunities for expansion in energy projects, such as petrochemical, transmission, substations, utility services, and renewables. Initiatives are aimed at capturing additional market share and expanding into new markets.

•
As the country's fifth-largest sand and gravel producer, construction materials will continue to strategically manage its 1 billion tons of aggregate reserves in all its markets, as well as take further advantage of being vertically integrated.

•
As the 13th-largest specialty contractor, as ranked on Engineering News-Record’s 2016 Top 600 Specialty Contractors list, construction services continues to pursue opportunities for expansion and execute initiatives in current and new markets that align with the company's expertise, resources and strategic growth plan.

Regulated Energy Delivery
Electric
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(Dollars in millions, where applicable)
Operating revenues	$83.4	$70.0	$322.3	$280.6
Operating expenses:
Fuel and purchased power	20.8	22.5	75.5	86.2
Operation and maintenance	30.5	22.6	115.2	87.7
Depreciation, depletion and amortization	12.4	9.5	50.2	37.6
Taxes, other than income	2.7	2.0	12.9	11.1
	66.4	56.6	253.8	222.6
Operating income	17.0	13.4	68.5	58.0
Earnings	$10.4	$9.1	$42.2	$35.9
Retail sales (million kWh):
Residential	296.9	288.0	1,132.5	1,173.9
Commercial	402.2	382.8	1,491.8	1,499.6
Industrial	142.3	146.3	544.2	550.3
Other	23.5	23.1	90.0	92.2
	864.9	840.2	3,258.5	3,316.0
Average cost of fuel and purchased power per kWh	$.023	$.025	$.021	$.024

Natural Gas Distribution
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(Dollars in millions)
Operating revenues	$266.0	$264.4	$766.1	$817.4
Operating expenses:
Purchased natural gas sold	157.8	162.5	431.5	499.0
Operation and maintenance	41.5	40.0	158.1	153.5
Depreciation, depletion and amortization	15.8	20.5	65.4	64.8
Taxes, other than income	11.8	12.3	46.1	46.3
	226.9	235.3	701.1	763.6
Operating income	39.1	29.1	65.0	53.8
Earnings	$22.2	$19.8	$27.1	$23.6

Natural Gas Distribution
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Volumes (MMdk)
Sales:
Residential	22.0	20.7	56.2	54.0
Commercial	14.4	13.4	38.9	37.6
Industrial	1.2	1.1	4.2	4.0
	37.6	35.2	99.3	95.6
Transportation:
Commercial	.6	.6	1.8	1.8
Industrial	37.6	44.5	145.8	152.4
	38.2	45.1	147.6	154.2
Total throughput	75.8	80.3	246.9	249.8
Degree days (% of normal)*
Montana-Dakota/Great Plains	95%	88%	89%	88%
Cascade	97%	89%	87%	83%
Intermountain	100%	95%	96%	89%
* Degree days are a measure of the daily temperature-related demand for energy for heating.

The combined utility businesses reported earnings of $69.3 million in 2016, compared to $59.5 million in 2015. This increase in earnings reflects higher electric retail sales margins, largely due to approved final and interim rate increases reduced in part by decreased electric sales volumes to residential customers. Also contributing to higher earnings were higher natural gas retail sales margins resulting from increased retail sales volumes to all customer classes, due to customer growth and colder weather in certain regions, and final and interim rate increases. Partially offsetting these increases were higher operation and maintenance expense, largely related to higher contract services and higher payroll-related costs, higher depreciation, depletion and amortization due to increased plant additions, and lower other income, primarily lower allowance for funds used during construction. Certain of the higher operation and maintenance expense, higher depreciation, depletion and amortization expense and higher production tax credits in 2016, due to increased capital investments at the electric utility, are potentially recoverable and/or refundable through the rate recovery process.

The combined utility businesses' fourth quarter earnings were $32.6 million, compared to $28.9 million in 2015. The increase in earnings reflects higher electric retail sales margins due to approved rate recovery and increased volumes, as well as higher natural gas retail margins, largely the result of increased volumes due to colder weather and approved final and interim rate increases. Partially offsetting these increases were higher operation and maintenance expense and lower other income, as previously discussed.

The following information highlights the key growth strategies, projections and certain assumptions for the utility segments:

•
The company expects to grow its rate base by approximately 4 percent annually over the next five years on a compound basis. This growth projection is on a much larger base, having grown rate base at a record pace of 12 percent compounded annually over the past five-year period. The utility operations are spread across eight states where customer growth is expected to be higher than the national average. This customer growth, along with system upgrades and replacements needed to supply safe and reliable service, will require investments in new electric generation and transmission, and electric and natural gas distribution. Rate base at year-end was $1.91 billion.

•	The company expects its customer base to grow by 1 to 2 percent per year.

•
In June 2016, the company, along with a partner, began to build a 345-kilovolt transmission line from Ellendale, North Dakota, to Big Stone City, South Dakota, a distance of about 160 miles. The project has been approved as a Midcontinent Independent System Operator multivalue project. More than 97 percent of the necessary easements have been secured. The company expects the project to be completed in 2019.

•
The company signed a 25-year agreement to purchase the power from a wind farm expansion in southwest North Dakota. The agreement also includes an option to buy the project at the close of construction. The expansion of the Thunder Spirit Wind farm will boost the combined production at the wind farm to approximately 150 megawatts of renewable energy and will increase the company's generation portfolio from approximately 22 percent renewables to 27 percent. The original 107.5-MW Thunder Spirit Wind farm includes 43 turbines; it was purchased by the company in December 2015. The expansion includes 13 to 16 turbines, depending on the turbine size selected. It is expected to be online in December 2018. If the company buys the project, the capital will be incremental to the capital expenditure forecast. Construction costs for the project are estimated to be $85 million.

•
The company is in the process of completing its 2017 Integrated Resource Plan and is evaluating its future generation and power supply portfolio options, including a large-scale resource. The IRP will be finalized and will be required to be filed by mid-2017. Future resource requirements identified in the IRP could require investment that would be incremental to the five-year capital expenditures forecast.

•	The company is involved with a number of pipeline projects to enhance the reliability and deliverability of its system.

•	The company is focused on organic growth, while monitoring potential merger and acquisition opportunities.

•
The company is evaluating the final Clean Power Plan rule published by the Environmental Protection Agency in October 2015, which requires existing fossil fuel-fired electric generation facilities to reduce carbon dioxide emissions. It is unknown at this time what each state will require for emissions limits or reductions from each of the company's owned and jointly owned fossil fuel-fired electric generating units. In February 2016, the U.S. Supreme Court granted an application for a stay of the Clean Power Plan pending the outcome of legal challenges. The company has not included capital expenditures in its five-year forecast for the potential compliance requirements of the Clean Power Plan.

•	Regulatory actions
Completed Cases:
Since Jan. 1, 2015, the company has finalized rate increases totaling $56.8 million in annual revenue. This includes electric rate proceedings in Montana, North Dakota, South Dakota, Wyoming and before the FERC, and natural gas proceedings in Minnesota, Montana, North Dakota, Oregon, South Dakota, Washington and Wyoming. Cases recently completed were:

◦
On April 29, 2016, the company filed an application with the Oregon Public Utility Commission for a natural gas rate increase of approximately $1.9 million annually or approximately 2.8 percent above current rates. The request includes rate recovery associated with pipeline replacement and improvement projects to ensure the integrity of the company's system. On Oct. 6, 2016, the company, staff of the OPUC and the interveners in the case filed a stipulation and settlement agreement reflecting an annual increase of approximately $754,000 to be effective March 1, 2017. The OPUC issued an order approving the stipulation and settlement agreement on Dec. 12, 2016.

◦
On June 10, 2016, the company filed an application for an increase in electric rates with the WYPSC. The company requested an increase of approximately $3.2 million annually or approximately 13.1 percent above current rates to recover the company's increased investment in facilities along with additional depreciation, operation and maintenance expenses including increased fuel costs, and taxes associated with the increases in investment. On Dec. 28, 2016, the company and the interveners of the case filed a stipulation and agreement reflecting an increase of approximately $2.7 million annually or approximately 11.1 percent above current rates effective for service rendered on and after March 1, 2017. The WYPSC rendered a bench decision approving the stipulation and agreement on Jan. 18, 2017.

◦
On Dec. 2, 2016, the company filed an application with the Montana Public Service Commission requesting authority to implement gas and electric tax tracking adjustments for Montana state and local taxes and fees that reflect the changes in state and local property taxes applicable to the gas and electric utilities pursuant to Montana law. The tax tracking adjustments would result in an increase in revenues of approximately $814,000. On Jan. 17, 2017, the MTPSC issued an order on the tax tracking adjustments. The gas tracking adjustment was approved as an increase to revenues of approximately $474,000 effective Jan. 1, 2017. The electric tax tracking adjustment has not been determined, as discussed in pending cases.

◦
On Sept. 1, 2016, and as amended on Jan. 10, 2017, the company submitted an update to its transmission formula rate under the MISO tariff, including a revenue requirement for the company's multivalue project along with a true-up of prior year expenditures of $11.1 million, which was effective Jan. 1, 2017.

Pending Cases:
The company is requesting rate increases totaling $55.4 million in annual revenue, which includes $43.6 million in implemented interim rates. Cases pending are:

◦
On Oct. 26, 2015, the company filed an application with the North Dakota Public Service Commission requesting a renewable resource cost adjustment rider for the recovery of the Thunder Spirit Wind project. On Jan. 5, 2016, the NDPSC approved the rider to be effective Jan. 7, 2016, resulting in an annual increase on an interim basis, subject to refund, of $15.1 million based upon a 10.5 percent return on equity. The interim rate is pending the determination of the return on equity in the general rate case application filed Oct. 14, 2016.

◦
On Oct. 26, 2015, the company filed an application with the NDPSC for an update to the electric generation resource recovery rider. On March 9, 2016, the NDPSC approved the rider to be effective with service rendered on and after March 15, 2016, which resulted in interim rates, subject to refund, of $9.7 million based upon a 10.5 percent return on equity. The interim rates include recovery of the company's investment in the 88-MW simple-cycle natural gas turbine and associated facilities near Mandan, North Dakota, and the 19 MW of new generation from natural gas-fired internal combustion engines and associated facilities near Sidney, Montana. The net investment authorized for the natural gas-fired internal combustion engines and the return on equity on both investments are pending in the general rate case application filed Oct. 14, 2016.

◦
On Nov. 25, 2015, the company filed an application with the NDPSC for an update of its transmission cost adjustment rider for recovery of MISO-related charges and two transmission projects in North Dakota. On Feb. 10, 2016, the NDPSC approved the transmission cost adjustment effective with service rendered on and after Feb. 12, 2016, resulting in an annual increase on an interim basis, subject to refund, of $6.8 million based upon a 10.5 percent return on equity. The interim rate is pending the determination of the return on equity in the general rate case application filed Oct. 14, 2016.

◦
On Aug. 12, 2016, the company filed an application with the Idaho Public Utilities Commission for a natural gas rate increase of approximately $10.2 million annually or approximately 4.1 percent above current rates. The request includes rate recovery associated with increased investment in facilities and increased operating expenses. On Nov. 23, 2016, the company provided the IPUC with an updated revenue request of approximately $9.6 million. A hearing has been scheduled for March 1-2, 2017. This matter is pending before the IPUC.

◦
On Oct. 14, 2016, the company filed an application with the NDPSC for an electric rate increase of approximately $13.4 million annually or approximately 6.6 percent above current rates. The request includes rate recovery associated with increased investment in facilities, along with the related depreciation, operation and maintenance expenses and taxes associated with the increased investment. The company requested an interim increase of approximately $13.0 million or 6.5 percent, subject to refund, to be effective within 60 days of the filing. On Nov. 21, 2016, the company filed a revised interim increase of approximately $11.7 million, based on adjustments accepted by the NDPSC, or approximately 5.8 percent above current rates, subject to refund. The NDPSC approved the revised interim rates effective with service rendered on or after Dec. 13, 2016. A technical hearing is scheduled for April 10, 2017. This matter is pending before the NDPSC.

◦
On Dec. 2, 2016, the company filed an application with the MTPSC requesting authority to implement gas and electric tax tracking adjustments for Montana state and local taxes and fees that reflect the changes in state and local property taxes applicable to the gas and electric utilities pursuant to Montana law. The tax tracking adjustments would result in an increase in revenues of approximately $814,000. On Jan. 17, 2017, the MTPSC issued an order on the tax tracking adjustments. The gas tracking adjustment for $474,000 was approved, as discussed in completed cases. The electric tax tracking adjustment, to be effective May 15, 2017, has not been determined.

◦
On Dec. 21, 2016, the company filed an application with the Minnesota Public Utilities Commission requesting authority to implement a gas utility infrastructure cost tariff of approximately $456,000 annually, effective beginning with service rendered May 20, 2017. The tariff will allow the company to recover infrastructure investments, not previously included in rates, mandated by federal or state agencies associated with the company's pipeline integrity programs. This matter is pending before the MNPUC.

Pipeline and Midstream
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(Dollars in millions)
Operating revenues	$35.8	$36.9	$141.6	$154.9
Operating expenses:
Operation and maintenance	18.3	15.8	61.4	84.7
Depreciation, depletion and amortization	6.4	6.2	24.9	28.0
Taxes, other than income	3.0	2.6	11.9	12.2
	27.7	24.6	98.2	124.9
Operating income	8.1	12.3	43.4	30.0
Earnings	$5.1	$6.7	$23.4	$13.3
Transportation volumes (MMdk)	68.1	79.7	285.3	290.5
Natural gas gathering volumes (MMdk)	5.1	6.8	20.0	33.4
Customer natural gas storage balance (MMdk):
Beginning of period	35.3	19.3	16.6	14.9
Net injection (withdrawal)	(8.9)	(2.7)	9.8	1.7
End of period	26.4	16.6	26.4	16.6

The pipeline and midstream business reported earnings of $23.4 million, compared to $13.3 million in 2015. The earnings increase reflects lower operation and maintenance expense, primarily the absence in 2016 of impairments of natural gas gathering assets of $10.6 million (after tax), lower payroll costs and material costs, partially offset by a fair value impairment of $1.4 million (after tax) associated with the Pronghorn sale. Also contributing to the increase were lower depreciation, depletion and amortization expense, largely due to the sale of certain non-strategic natural gas gathering assets in the fourth quarter of 2015, and higher storage services earnings. Partially offsetting these increases were lower gathering and processing earnings due to the sale of certain non-strategic assets, as previously discussed, and lower earnings at Pronghorn.

Fourth quarter earnings were $5.1 million, compared to $6.7 million in 2015. The decrease in earnings is primarily the result of a $1.4 million (after tax) fair value impairment associated with the sale of Pronghorn, as previously discussed. The business also experienced lower gathering and processing earnings due to lower natural gas gathering volumes, primarily due to the sale of certain non-strategic assets, as previously discussed, offset by higher storage services earnings.

The following information highlights the key growth strategies, projections and certain assumptions for this segment:

•
In September 2016, the company secured sufficient capacity commitments and started survey work on a 38-mile pipeline that will deliver natural gas supply to eastern North Dakota and far western Minnesota. The Valley Expansion project will connect the Viking Gas Transmission Co. pipeline near Felton, Minnesota, to the company's existing pipeline near Mapleton, North Dakota. Cost of the expansion is estimated at $55 million to $60 million. The project, which is designed to transport 40 million cubic feet of natural gas per day, is under the jurisdiction of the Federal Energy Regulatory Commission. In October, the company received FERC approval on its pre-filing for the Valley Expansion project. With minor enhancements, the pipeline will be able to transport significantly more volume if required, based on capacity requested or as needed in the future as the region's demand grows. Following receipt of necessary permits and regulatory approvals, construction is expected to begin in early 2018 with completion expected late that same year.

•
The company signed agreements to complete expansion projects, including the Charbonneau and Line Section 25 expansion project. The Charbonneau and Line Section 25 expansion project will include a new compression station as well as other compression modifications and is expected to be in service in the second quarter of 2017. In addition, the company completed the North Badlands project, which includes a 4-mile loop of the Garden Creek pipeline segment and other ancillary facilities, and it was placed in service on Aug. 1, 2016. The Northwest North Dakota project, which includes modification of existing compression, a new compression unit and re-cylindering, was put into service in June 2016.

•
The company continues to target profitable growth by means of both organic projects in areas of existing operations and by looking for potential acquisitions that fit existing expertise and capabilities.

•	The company is focused on improving existing operations and accelerating growth in its current markets while evaluating expansion into other basins.

Other
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(In millions)
Operating revenues	$1.9	$2.1	$8.6	$9.2
Operating expenses:
Operation and maintenance	.3	3.6	6.6	15.4
Depreciation, depletion and amortization	.5	.5	2.1	2.1
Taxes, other than income	—	—	.1	.1
	.8	4.1	8.8	17.6
Operating income (loss)	1.1	(2.0)	(.2)	(8.4)
Earnings (loss)	$.3	$(3.4)	$(3.2)	$(15.0)

Included in Other are operation and maintenance expense and interest expense previously allocated to the exploration and production and refining businesses that do not meet the criteria for income (loss) from discontinued operations.

The loss decreased $11.8 million in 2016 compared to 2015, primarily the result of lower operation and maintenance expense and interest expense previously allocated to the exploration and production business, due to the sale of this business which included the repayment of long-term debt. The absence in 2016 of a foreign currency translation loss including effects of the sale of the company's remaining interest in the Brazilian Transmission Lines also contributed to the decreased loss.

Fourth quarter earnings were $300,000 in 2016, compared to a loss of $3.4 million in 2015. The increase primarily resulted from lower operation and maintenance expense and interest expense previously allocated to the exploration and production business, as previously discussed. Also contributing to the increase was lower operation and maintenance expense due to the absence in 2016 of a corporate asset impairment.

Discontinued Operations
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(In millions)
Loss from discontinued operations before intercompany eliminations, net of tax	$(.1)	$(18.2)	$(303.2)	$(829.9)
Intercompany eliminations*	(.7)	.7	2.8	(4.2)
Loss from discontinued operations, net of tax	(.8)	(17.5)	(300.4)	(834.1)
Loss from discontinued operations attributable to noncontrolling interest	—	(14.2)	(131.7)	(35.3)
Loss from discontinued operations attributable to the company, net of tax	$(.8)	$(3.3)	$(168.7)	$(798.8)
* Includes eliminations for the presentation of income tax adjustments between continuing and discontinued operations.

The results of operations for the exploration and production and refining businesses, except certain general and administrative costs and interest expense that do not meet the criteria for income (loss) from discontinued operations (recorded in "Other") are included in income (loss) from discontinued operations.

The company's discontinued operations reported a loss of $168.7 million for 2016, compared to a loss of $798.8 million in 2015. The decreased loss is primarily due to the completion of the sales of the company's exploration and production and refining businesses. The decreased loss was largely the result of the absence in 2016 of a noncash write-down of oil and natural gas properties of $315.3 million (after tax) and fair value impairments of the exploration and production business's assets held for sale of $475.4 million (after tax), partially offset by a fair value impairment of the refining business of $156.7 million (after tax) in 2016.

The company's discontinued operations reported a loss of $800,000 in the fourth quarter of 2016, compared to a loss of $3.3 million in 2015, due to the completion of the sales of the exploration and production and refining businesses.

Risk Factors and Cautionary Statements That May Affect Future Results
The information in this release includes certain forward-looking statements, including earnings per share guidance and statements by the president and CEO of MDU Resources, within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, actual results may differ materially. Following are important factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements.

•
The company’s pipeline and midstream business is dependent on factors, including commodity prices and commodity price basis differentials, that are subject to various external influences that cannot be controlled.

•
The regulatory approval, permitting, construction, startup and/or operation of pipelines and power generation and transmission facilities may involve unanticipated events or delays that could negatively impact the company’s business and its results of operations and cash flows.

•	Economic volatility, including volatility in North Dakota's Bakken region, affects the company’s operations, as well as the demand for its products and services and the value of its investments and investment returns including its pension and other postretirement benefit plans, and may have a negative impact on the company’s future revenues and cash flows.

•
The company relies on financing sources and capital markets. Access to these markets may be adversely affected by factors beyond the company’s control. If the company is unable to obtain cost effective financing in the future, the company’s ability to execute its business plans, make capital expenditures or pursue acquisitions that the company may otherwise rely on for future growth could be impaired. As a result, the market value of the company’s common stock may be adversely affected. If the company issues a substantial amount of common stock it could have a dilutive effect on its existing shareholders.

•	The company is exposed to credit risk and the risk of loss resulting from the nonpayment and/or nonperformance by the company’s customers and counterparties.

•	The backlogs at the company’s construction materials and contracting and construction services businesses are subject to delay or cancellation and may not be realized.

•	The company’s operations are subject to environmental laws and regulations that may increase costs of operations, impact or limit business plans, or expose the company to environmental liabilities.

•	Initiatives to reduce greenhouse gas emissions could adversely impact the company’s operations.

•
The company is subject to government regulations that may delay and/or have a negative impact on its business and its results of operations and cash flows. Statutory and regulatory requirements also may limit another party’s ability to acquire the company or impose conditions on an acquisition of or by the company.

•
The company's electric and natural gas transmission and distribution operations involve risks that may result in accidents. These events and pipeline safety regulation costs could adversely affect the company's business and its results of operations and cash flows.

•	Weather conditions can adversely affect the company’s operations, revenues and cash flows.

•	Competition exists in all of the company’s businesses.

•	The company could be subject to limitations on its ability to pay dividends.

•	Costs related to obligations under multiemployer pension plans could have a material negative effect on the company’s results of operations and cash flows.

•	The company's operations may be negatively impacted by cyber attacks or acts of terrorism.

•	The company may be subject to potential material liabilities relating to the past sale of assets or businesses, primarily arising from events prior to sale.

•	Other factors that could cause actual results or outcomes for the company to differ materially from those discussed in forward-looking statements include:

◦	Acquisition, disposal and impairments of assets or facilities.

◦	Changes in operation, performance and construction of plant facilities or other assets.

◦	Changes in present or prospective generation.

◦	The ability to obtain adequate and timely cost recovery for the company’s regulated operations through regulatory proceedings.

◦	The availability of economic expansion or development opportunities.

◦	Population growth rates and demographic patterns.

◦	Market demand for, available supplies of, and/or costs of, energy- and construction-related products and services.

◦	The cyclical nature of large construction projects at certain operations.

◦	Changes in tax rates or policies.

◦	Unanticipated project delays or changes in project costs, including related energy costs.

◦	Unanticipated changes in operating expenses or capital expenditures.

◦	Labor negotiations or disputes.

◦	Inability of the contract counterparties to meet their contractual obligations.

◦	Changes in accounting principles and/or the application of such principles to the company.

◦	Changes in technology.

◦	Changes in legal or regulatory proceedings.

◦	The ability to effectively integrate the operations and the internal controls of acquired companies.

◦	The ability to attract and retain skilled labor and key personnel.

◦	Increases in employee and retiree benefit costs and funding requirements.

For a further discussion of these risk factors and cautionary statements, refer to Item 1A – Risk Factors in the company’s most recent Form 10-K and Form 10-Q.

MDU Resources Group, Inc.
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(In millions, except per share amounts)
	(Unaudited)
Operating revenues	$1,016.1	$1,016.8	$4,128.8	$4,014.0
Operating expenses:
Fuel and purchased power	20.8	22.5	75.5	86.2
Purchased natural gas sold	140.0	144.8	382.8	450.1
Operation and maintenance	655.8	678.6	2,893.3	2,805.2
Depreciation, depletion and amortization	53.1	57.1	216.3	211.8
Taxes, other than income	34.9	31.9	151.8	140.9
	904.6	934.9	3,719.7	3,694.2
Operating income	111.5	81.9	409.1	319.8
Other income	1.3	12.8	5.0	18.4
Interest expense	20.5	22.3	87.9	91.2
Income before income taxes	92.3	72.4	326.2	247.0
Income taxes	25.8	16.5	93.1	70.6
Income from continuing operations	66.5	55.9	233.1	176.4
Loss from discontinued operations, net of tax	(.8)	(17.5)	(300.4)	(834.1)
Net income (loss)	65.7	38.4	(67.3)	(657.7)
Loss from discontinued operations attributable to noncontrolling interest	—	(14.2)	(131.7)	(35.3)
Dividends declared on preferred stocks	.2	.2	.7	.7
Earnings (loss) on common stock	$65.5	$52.4	$63.7	$(623.1)

Earnings (loss) per common share – basic:
Earnings before discontinued operations	$.34	$.29	$1.19	$.90
Discontinued operations attributable to the company, net of tax	—	(.02)	(.86)	(4.10)
Earnings (loss) per common share – basic	$.34	$.27	$.33	$(3.20)
Earnings (loss) per common share – diluted:
Earnings before discontinued operations	$.33	$.29	$1.19	$.90
Discontinued operations attributable to the company, net of tax	—	(.02)	(.86)	(4.10)
Earnings (loss) per common share – diluted	$.33	$.27	$.33	$(3.20)

Dividends declared per common share	$.1925	$.1875	$.7550	$.7350
Weighted average common shares outstanding – basic	195.3	195.3	195.3	194.9
Weighted average common shares outstanding – diluted	195.9	195.3	195.6	195.0

	December 31,
	2016	2015
	(Unaudited)

Other Financial Data
Book value per common share	$11.78	$12.83
Market price per common share	$28.77	$18.32
Dividend yield (indicated annual rate)	2.7%	4.1%
Price/earnings from continuing operations ratio (12 months ended)	24.2x	20.4x
Market value as a percent of book value	244.2%	142.8%
Net operating cash flow (12 months ended)*	$462	$662
Total assets*	$6,284	$6,565
Total equity*	$2,316	$2,521
Total debt*	$1,790	$1,796
Capitalization ratios:
Total equity	56.4%	58.4%	**
Total debt	43.6	41.6	**
	100.0%	100.0%
  * In millions
** Includes noncontrolling interest